UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2015

Threshold Pharmaceuticals, Inc.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-32979 (Commission File Number)	94-3409596 (I.R.S. Employer Identification No.)

170 Harbor Way, Suite 300 South San Francisco, California (Address of principal executive offices)	94080 (Zip Code)

Registrant’s telephone number, including area code: (650) 474-8200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 6, 2015, Threshold Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that the outcomes of its two Phase 3 cancer studies (MAESTRO and TH-CR-406/SARC021) of evofosfamide did not meet their primary endpoints of improving overall survival with statistical significance. The Phase 3 studies were being conducted under Threshold’s collaboration with Merck KGaA, Darmstadt, Germany. In the Phase 3 MAESTRO study, patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma treated with evofosfamide in combination with gemcitabine did not demonstrate a statistically significant improvement in overall survival (OS) compared with gemcitabine plus placebo (hazard ratio [HR]: 0.84; 95% confidence interval [CI]: 0.71 – 1.01; p=0.0589). In the Phase 3 TH-CR-406/SARC021 study being conducted in collaboration with the Sarcoma Alliance for Research through Collaboration (SARC), patients with locally advanced unresectable or metastatic soft tissue sarcoma treated with evofosfamide in combination with doxorubicin did not demonstrate a statistically significant improvement in OS compared with doxorubicin alone (HR: 1.06; 95% CI: 0.88 – 1.29). Patient safety was monitored in MAESTRO and TH-CR-406/SARC021 by independent data monitoring committees throughout the conduct of each study. No new clinically significant safety findings were observed.

Detailed results from both studies will be submitted for presentation at upcoming international scientific meetings and for publication in peer-reviewed journals. Threshold will not be pursing further development of evofosfamide in soft tissue sarcoma and pancreatic cancer.

A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01                   Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description

99.1	Press release, dated December 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Threshold Pharmaceuticals, Inc.

Date: December 6, 2015	By:	/s/ Joel A. Fernandes
Name: Joel A. Fernandes
Title: Vice President, Finance and Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated December 6, 2015